Exhibit 10.1

Stock Purchase Agreement – Cloud B, Inc.

STOCK PURCHASE AGREEMENT

among

Those Certain Stockholders of Cloud B, Inc. Listed on the Signature Pages Hereto,

and

Edison Nation, Inc.

dated as of

October 24, 2018

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Stock Purchase Agreement - Cloud B, Inc.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 24, 2018, is entered into among those certain stockholders of Cloud B, Inc., a California corporation (the “Company”) as set forth on the signature pages to this Agreement (collectively, the “Sellers,” and each individually, a “Seller”) and Edison Nation, Inc., a Nevada corporation (“Buyer”). Furthermore, this Agreement is acknowledged and approved as to form and content by the Company.

RECITALS

WHEREAS, Sellers own in the aggregate, 80,065 of the issued and outstanding shares of no par value common stock of the Company (the “Shares”), as further described in Exhibit A hereto; and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; it being agreed and understood that the remaining stockholders of the Company will not participate in the sale of their shares (representing 27.85% of the issued and outstanding shares of common stock) to Buyer and shall remain as minority stockholders of the Company after the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble. “Basket” has the meaning set forth in Section 9.05(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

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“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer’s Accountants” means Marcum, LLP.

“Cap” has the meaning set forth in Section 9.05(a).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 4.03(a).

“Company” has the meaning set forth in the recitals.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all material licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Systems” has the meaning set forth in Section 4.12(h).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Direct Claim” has the meaning set forth in Section 9.06(c).

“Disclosure Schedules” means the Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

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“Due Diligence Materials” the articles of incorporation of the Company and any amendments thereto, the bylaws of the Company and any amendments thereto, and any other documents or materials Buyer might reasonably request, such as key customer or vendor lists.

“Earn-Out Agreement” means Exhibit B.

“Edison Shares” has the meaning set forth in Section 2.02.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Executive Employees” has the meaning set forth in Section 5.05.

“Financial Statements” has the meaning set forth in Section 4.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.09(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 9.06.

“Indemnifying Party” has the meaning set forth in Section 9.06.

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“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants, other than Seller’s Accountants or Buyer’s Accountants, appointed by mutual agreement of Buyer and Seller

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any stockholder, director or officer of a Seller or the Company, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 4.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include indirect, consequential, or punitive damages, or those losses, damages, or liabilities that relate to the acts or omissions of the remaining stockholders of the Company post-Closing.

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“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of a Seller to consummate the transactions contemplated hereby on a timely basis, provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 4.05, Section 5.02 and Section 6.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 4.09(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” are those Encumbrances set forth in Schedule 4.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

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“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means consumer products including but limited to manufacturer of products and accessories that help parents and children sleep in the United States.

“Restricted Period” has the meaning set forth in Section 6.03(a).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 9.04.

“Seller’s Accountants” means Milam, Knect & Warner LLP.

“Shares” has the meaning set forth in the recitals.

“Single Employer Plan” means a pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.04.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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“Territory” means the State of California.

“Third Party Claim” has the meaning set forth in Section 9.06(a).

“Union” has the meaning set forth in Section 4.20(c).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances and together with all legal and beneficial rights and benefits attached or accruing to them upon Closing, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price and Earn Out. Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall issue and deliver that certain number of shares of the restricted common stock of Buyer, par value $0.001 per share (the “Edison Shares”), which may be represented by one or more certificates or may be uncertificated, at Buyer’s election, equal to the quotient obtained by dividing (a) Three Million Dollars (US$3,000,000) by (b) the volume-weighted average of the per share trading prices of Buyer common stock as reported through Bloomberg for the ten (10) consecutive full trading days ending on the third business day prior to Closing (the “Purchase Price”). In addition to the Purchase Price stated above, Sellers shall be entitled to an earn-out calculated pursuant to the terms set forth in the Earn-Out provision in Exhibit B hereto, which terms shall be incorporated herein and made a part hereof by this reference (“Earn Out”).

Section 2.03 Transactions to be Effected at the Closing.

(a)             At the Closing, Buyer shall deliver to Sellers:

(i)              the Edison Shares, in the amount set forth on the signature pages hereto;

(ii)             The Earn-Out Agreement substantially in the form set forth on Exhibit B hereto, executed by Buyer; and

(iii)            any and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement, or as otherwise determined by Buyer in its sole discretion.

(b)             At the Closing, Sellers shall deliver to Buyer:

(i)              stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

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(ii)             The Earn-Out Agreement substantially in the form set forth on Exhibit B hereto;

(iii)            all other agreements, documents, instruments or certificates required to be delivered by a Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

(c)             At the Closing, the Company shall deliver the secretary’s certificate required by Article VIII hereof and all agreements, documents, instruments or certificates to be delivered by the Company at or prior to the Closing, as determined by Buyer in its sole discretion.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place upon execution of this Agreement (the “Closing”) to be held at a time, and place as Sellers and Buyer may mutually agree upon (the day on which this Agreement is executed and the Closing takes place, being the “Closing Date”).

Section 2.05 Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of applicable tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 3.01 Sellers’ Representations and Warranties. The matters set forth in this Section 3.01 constitute representations and warranties by Sellers, made as of the date hereof, and which are now and shall continue to be true, complete, and correct up to and including the Closing Date. Based on reasonable inquiry, diligence and research on their parts, to the best of their Knowledge and belief, Sellers each jointly and severally hereby covenants, represents and warrants that:

(a)             Each Seller has full authority to enter into this Agreement to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby without obtaining any further consents or approvals from, or the taking of any other actions with respect to, any third parties. All requisite action (individual, corporate, trust, partnership, or otherwise) has been taken by each Seller in connection with this Agreement. Each Seller’s execution, delivery, and performance of this Agreement have been duly and validly authorized and all required consents or approvals have been obtained. If a Seller is not an individual, each such Seller is duly formed and in good standing under the laws of the State of its formation. The individuals executing this Agreement on behalf of a Seller have the power and authority to bind Seller to the terms and conditions of this Agreement. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms.

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(b)             There are no judgments presently outstanding and unsatisfied against any Sellers relating to the Company or the Shares. There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or investigation pending or threatened against or involving Sellers or the ownership of the Shares by Sellers.

(c)             Sellers have or will deliver or make available to Buyer complete copies of all the Due Diligence Materials, and there are no other documents or information included within the definition of Due Diligence Materials that have not been provided to Buyer. None of such Due Diligence Materials contains any untrue statement of a material fact or omits to state a fact necessary to make the statement of fact contained therein not misleading in any material respect.

(d)             This Agreement is, and each document and instrument contemplated hereby to be created and delivered by Sellers, when executed and delivered by Sellers, shall be, legal, valid, and binding upon Sellers, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditors’ rights generally.

(e)             Neither the execution, delivery, and performance of this Agreement, nor the consummation of the transactions contemplated hereby is prohibited by, or requires any Sellers to obtain any consent, authorization, approval, or registration under: (i) any law, statute, rule, regulation, judgment, order, writ, injunction, or decree which is binding upon Sellers or the Company, or (ii) any agreement to which a Seller is a party.

(f)              No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(g)             Sellers are not, and will not become, a person or entity with whom United States persons or entities are restricted or prohibited from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

(h)             There are no other agreements between the Company and Sellers or any other persons or entities, other than the agreements listed on Schedule 3.01(h), true, correct, and complete copies of which have been provided to Buyer.

(i)              The Shares are validly issued, fully paid, and non-assessable. The Shares were issued in compliance with applicable Laws and constitute 72.15% of the total issued and outstanding capital stock of the Company. The Shares were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which a Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

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(j)              There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Company or obligating a Seller to issue or sell any capital stock of the Company (including the Shares), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

(k)             Sellers are the record owner of and has good and valid title to the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances.

(l)              No actions, suits, claims, investigations, or proceedings: (i) are pending or threatened against or by any Seller, or any Seller Affiliate relating to the Company or affecting the Shares; (ii) are pending or threatened against or by any Seller, or any Seller Affiliate that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement; or (iii) have been served upon the Company, nor has the Company initiated any court or administrative proceedings in any way involving or relating to the Company or the Shares, nor have any of same been filed or threatened in writing with respect to the Company or the Shares.

(m)            No Seller has: (i) filed any voluntary or had involuntarily filed against it in any court or with any governmental body pursuant to any statute either of the United States or of any State, a petition in bankruptcy or insolvency or seeking to effect any plan or other arrangement with creditors, or seeking the appointment of a receiver; (ii) had a receiver, conservator, or liquidating agent or similar person appointed for all or a substantial portion of its assets; (iii) suffered the attachment or other judicial seizure of all, or substantially all of its assets; (iv) given notice to any person or governmental body of insolvency; or (v) made an assignment for the benefit of its creditors or taken any other similar action for the protection or benefit of its creditors. Sellers are not insolvent and will not be rendered insolvent by the consummation of the transactions under this Agreement;

(n)             No Seller is an Employee Plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a “plan” as defined in and subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA of either of the foregoing.

Section 3.02 Full Disclosure. No representation or warranty by the Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties of the Company are provided by Jeff Johnson, as the Secretary and/or Richard Brenner, the CFO of the Company, as the person(s) most knowledgeable (“PMK”) of the matters being represented on behalf of or relating to the Company; it being agreed that Jeff Johnson provides representations as to the non-financial matters and Richard Brenner provides representations as to financial matters of the Company.

Section 4.01 Organization and Authority of Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California. This Agreement, when duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer), constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

Section 4.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 4.02 sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 4.03 Capitalization.

(a)             The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock, no par value (“Common Stock”), of which 110,964 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and 80,065 of the outstanding shares (representing 72.15% of the issued and outstanding Common Stock) are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares held by Sellers, free and clear of all Encumbrances.

(b)             All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)             There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares, other than as disclosed in Schedule 4.03(c).

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Section 4.04 No Subsidiaries. The Company will not own, or have any interest in any shares or have an ownership interest in any other Person other than those listed in Schedule 4.04, which shall be wind down and closed after Closing.

Section 4.05 No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement to which it they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of a Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to a Seller or the Company; (c) except as set forth in Schedule 4.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which a Seller or the Company is a party or by which a Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or

(d)  result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to a Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.06 Financial Statements. The Company’s financial statements and information, as provided to Buyer (“Financial Statements”), are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated

Section 4.07 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except those which are adequately reflected or reserved in the Company’s Financial Statements or as already disclosed to Buyer in writing and acknowledged in writing by Buyer prior to Closing.

Section 4.08 Absence of Certain Changes, Events and Conditions. Since the date the Financial Statements were provided to Buyer, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

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(a)             event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)             amendment of the charter, by-laws or other organizational documents of the Company;

(c)             split, combination or reclassification of any shares of its capital stock;

(d)             issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)             declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)              material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)             material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)             entry into any Contract that would constitute a Material Contract;

(i)              incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)              transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)             transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non- exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)              abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(m)            material damage, destruction or loss (whether or not covered by insurance) to its property;

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(n)             any capital investment in, or any loan to, any other Person;

(o)             acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)             any material capital expenditures;

(q)             imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)              (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)             hiring or promoting any person except to fill a vacancy in the ordinary course of business;

(t)              adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)             any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)             entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)            adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)              purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $172,333.80 (subject to annual increases per the Company’s office lease, which has been presented in executed form to Buyer by the Company), individually (in the case of a lease, per annum) or $544,212 (excluding common area maintenance charges) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

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(y)             acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)              action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)           any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.09 Material Contracts.

(a)             Schedule 4.09(a) lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed and all Company IP Agreements, being “Material Contracts”):

(i)              each Contract of the Company involving aggregate consideration in excess of $50,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than 90 days’ notice;

(ii)             all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv)            all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)            all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii)           except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)          all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

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(ix)             all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)              any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)             all Contracts between or among the Company on the one hand and a Seller or any Affiliate of such Seller (other than the Company) on the other hand;

(xii)            all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.09.

(b)             Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.10 Title to Assets

(a) The Company has good and valid title to or other right to hold and use, all personal property and other assets necessary for, or used in, the Company business. All such properties and assets are free and clear of Encumbrances except as set forth on Schedule 4.10 (the “Permitted Encumbrances”).

Section 4.11 Intellectual Property.

(a)             Schedule 4.11(a) contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status, (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) all proprietary Software of the Company, and (iv) all other Company Intellectual Property for use in the business as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. Sellers have provided, or shall cause Company to provide, Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

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(b)             Schedule 4.11(b) contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)             Except as set forth in Schedule 4.11(c), the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company, (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Sellers have provided Buyer with true and complete copies of all such Contracts.

(d)             Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e)             All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

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(f)              The conduct of the Company’s business as currently and formerly conducted and as proposed to be conducted, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)             There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person, (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property, or (iii) by the Company or any other Person alleging any infringement, misappropriation, or violation by any Person of the Company Intellectual Property. Neither Sellers nor the Company are aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(h)            The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company’s business. In the past eighteen (18) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business, (ii) loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets, or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities, (ii) acts in compliance therewith, and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.12 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow- moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

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Section 4.13 Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice..

Section 4.14 Customers and Suppliers.

(a)             Schedule 4.14(a) sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to an aggregate yearly amount of $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”), and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Schedule 4.14(a), the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)             Schedule 4.14(b) sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to an aggregate yearly amount of $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”), and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Schedule 4.14(b), the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.15 Insurance. Schedule 4.15 sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Sellers or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience- based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. No Seller or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 4.16 Legal Proceedings; Governmental Orders.

(a)             Except as set forth in Schedule 4.16(a), there are no Actions pending or threatened (i) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company), or (ii) against or by the Company or Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)             Except as set forth in Schedule 4.16(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Schedule 4.16(b). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.17 Compliance With Laws; Permits.

(a)             Except as set forth in Schedule 4.17(a), the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)            All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 4.17(b) lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.17(b).

Section 4.18 Environmental Matters.

(a)             The Company is currently and has been in compliance with all Environmental Laws and has not, and Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

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Section 4.19 Employee Benefit Matters.

(a)             Schedule 4.19(a) contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Schedule 4.19(a), each, a “Benefit Plan”).

(b)             With respect to each Benefit Plan, Company has made available to Buyer accurate, current and complete copies (where applicable) of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; and (vi) copies of material notices, letters or other correspondence from or with any Governmental Authority, including without limitation any petition filed.

(c)             Except as set forth in Schedule 4.19(c), each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws. To the PMK’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

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(d)             Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (“MEWA”).

(e)             With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(f)              Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)             Except as set forth in Schedule 4.19(g) and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post- termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h)             There is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self- correction or similar program sponsored by any Governmental Authority.

(i)              There has been no amendment to, announcement by Sellers, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. None of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

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(j)              Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)             Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l)              Except as set forth in Schedule 4.19(l), neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual, (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan, (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan, (v)  result in “excess parachute payments” within the meaning of Section 280G(b) of the Code, or (vi)  require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 4.20 Employment Matters.

(a)             Schedule 4.20(a) contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full-time or part-time), (iii) hire or retention date, (iv) current annual base compensation rate or contract fee, (v) commission, bonus or other incentive-based compensation, and (vi) a description of the fringe benefits provided to each such individual as of the date hereof.

(b)            As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Financial Statements) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

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(c)             The Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past 5 years, any Union representing or purporting to represent any employee of the Company, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Schedule 4.20(c), there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(d)             The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Schedule 4.20(b) and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Schedule 4.20(c), there are no Actions against the Company pending, or to the PMK’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.21 Taxes. Except as set forth in Schedule 4.21:

(a)             All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(b)            The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)             No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)             No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)             The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before August 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)              Schedule 4.21(f) sets forth:

(i)              the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)             those years for which examinations by the taxing authorities have been completed; and

(iii)            those taxable years for which examinations by taxing authorities are presently being conducted.

(g)             All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)             The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i)              The Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

(j)              There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

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(k)             The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)              No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)            The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)             The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)              any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)             an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)            a prepaid amount received on or before the Closing Date;

(iv)            any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)             any election under Section 108(i) of the Code.

(vi)            The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code).

(o)             The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)             The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q)             There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

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(r)              Schedule 4.21(r) sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)             No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.22 Books and Records. The books and records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company. Furthermore, the books of account of the Company accurately reflect all items of income and expense and all assets and liabilities of the Company, in all material respects, except as otherwise provided herein. The Company has no liabilities not covered by insurance that are not set forth on the Financial Statements.

Section 4.23 Good and Valid Title. Sellers are the record owner of and has good and valid title to the Shares, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances.

Section 4.24 Tax Returns. All Tax Returns of the Company required by any federal, state, or local authority have been duly and properly filed, and given to the Company’s stockholders, and to the extent any Taxes were due and payable by the Company, the Company caused all such Taxes to have been fully paid or withheld. There are no: (i) tax claims, audits, or proceedings pending or threatened against the Company, (ii) Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company, or (iii) Tax indemnity, Tax sharing, or Tax allocation agreements binding on the Company. The Company has complied with all information reporting and backup withholding provisions of applicable Law. No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. Each Seller has delivered to Buyer true, correct, and complete copies of all federal, state, and local income, franchise, and similar Tax Returns, examination reports, and statements or deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after December 31, 2015.

Section 4.25 No Outstanding Equity Commitments. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Company or obligating a Seller or the Company to issue or sell any capital stock of the Company (including the Shares), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies, or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding obligations of the Company to repurchase, redeem, or otherwise acquire any Shares.

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Section 4.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

Section 4.28 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Buyer has full corporate power and authority to enter into this Agreement to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When the Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Schedule 5.02, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

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Section 5.03 Sufficiency of Edison Shares. Buyer has sufficient Edison Shares to issue in payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.04 Legal Proceedings. Except as set forth in Schedule 5.04, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05 Affirmation or Re-Hire of Company’s Executive Employees. To the extent that Buyer intends to affirm the employment of or re-employ certain key executive employees of Company (“Executive Employees”) upon Closing to continue managing the operations and affairs of the Company’s business post-Closing, such Executive Employees may encounter a conflict of interest with their respective prior fiduciary and confidentiality duties to the Company and their assumed roles post-Closing on behalf of Buyer. Buyer agrees to indemnify those individual Executive Employees from any and all claims or liabilities that may be brought or asserted against them by any remaining stockholders of the Company post-Closing which may relate to their assumed roles post-Closing under their respective employment agreements to the extent that such claims or liabilities are not sufficiently covered under the existing D&O insurance policies of the Company.

ARTICLE VI

COVENANTS

Section 6.01 Resignations. Sellers shall deliver to Buyer written resignations, effective as of the Closing Date, of the directors of the Company (whom are also Sellers under this Agreement) set forth on Schedule 6.01, or as might be reasonably requested by Buyer.

Section 6.02 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of a Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which a Seller is advised by its counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. To the extent that there are remaining stockholders of the Company who will not be selling their interests in the Company together with Sellers, the officers and directors of the Company shall be permitted to disclose and share with such remaining stockholders the status of the sale and purchase transaction contemplated hereunder; it being agreed that such disclosure shall not constitute a violation of the covenants set forth hereunder.

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Section 6.03 Non-Competition; Non-Solicitation.

(a)             For a period of one (1) year commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory, (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, member, employee, principal, agent, trustee or consultant, or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)            During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer, or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)             During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)             Sellers acknowledge that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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(e)             Sellers acknowledge that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04 Governmental Approvals and Consents.

(a)             Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)             Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedules 4.05 and 6.04.

(c)             Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)              respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(ii)             avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

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(iii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)             If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, the PMK, shall, no later than six (6) months subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if a Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)             All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)              Notwithstanding the foregoing, nothing in this Section 6.04 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement, or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.05 Books and Records.

(a)             In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of 3 years after the Closing, Buyer shall:

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(i)               retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)             upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)             In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of 3 years following the Closing, PMK shall, subject to subsection (c) below:

(i)              retain the books and records (including personnel files) of Company which relate to the Company’s operations for periods prior to the Closing; and

(ii)             upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c)             Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.05 where such access would violate any Law.

Section 6.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

Section 6.07 Public Announcements. As required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Buyer shall make any public announcements in respect of this Agreement. Sellers shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer.

Section 6.08 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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ARTICLE VII

TAX MATTERS

Section 7.01 Tax Covenants.

(a)             Without the prior written consent of Buyer, Sellers (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of Sellers, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)             All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. The PMK, namely Richard Brenner, as CFO of the Company prior to the Closing, shall, on behalf of Sellers, at the Sellers’ pro rata own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Company and Buyer shall cooperate with respect thereto as necessary); it being agreed that upon the filing of the Tax Return for the Company for any outstanding Pre-Closing Tax, the tax treatment of the Company shall be automatically converted to a C-corporation and Buyer shall consult with its own tax advisor on how to file its Tax Return for the Post-Closing Tax Period going forward.

(c)             Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers (together with schedules, statements and, to the extent requested by Sellers, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Sellers object to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

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Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of their Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. Sellers shall indemnify Buyer and the Company and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, (c) all Taxes of the Company or relating to the business of the Company for all Pre- Closing Tax Periods, (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under the Code or any comparable provisions of foreign, state or local Law, and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall, severally and in proportion to their respective ownership percentage interests sold hereunder, reimburse Buyer for any Pre-Closing Taxes of the Company that are the responsibility of Sellers pursuant to this Section 7.03 within ten (10) Business Days after payment of such Taxes by Buyer or the Company in accordance with the payment procedures and tax treatment under the terms hereof.

Section 7.04 Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 7.05 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

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Section 7.06 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.07 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.21 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 7.08 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)             No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)            The parties hereto shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 6.04, in each case, in form and substance reasonably satisfactory to Buyer and Sellers, and no such consent, authorization, order and approval shall have been revoked.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

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(a)             Intentionally Omitted.

(b)             Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)             No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)             All approvals, consents and waivers that are listed on Schedule 4.05 shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)             From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)              Intentionally Omitted.

(g)             As requested by Buyer, Buyer shall have received resignations of the directors of the Company pursuant to Section 6.01.

(h)             Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(i)              Sellers shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that no Seller is a foreign person within the meaning of Section 1445 of the Code.

(j)              Sellers shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

(k)             Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(l)              Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller and the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers and the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

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(m)            Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers and the Company certifying the names and signatures of the officers of Sellers and the Company authorized to sign this Agreement and the other documents to be delivered hereunder and thereunder.

(n)             Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)             Intentionally Omitted.

(b)             Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)             No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)             All approvals, consents and waivers that are listed on Schedule 4.02 shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e)             Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is 1 year from the Closing Date; provided, that the representations and warranties in (a) Section 4.01, Section 4.03, Section 4.27, and Section 5.01 shall survive indefinitely, (b) Section 4.18 shall survive for a period of 1 year after the Closing, and (c) Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 9.02 Indemnification By Sellers. Subject to the other terms and conditions of this Article IX, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)             any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 4.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b)             any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII).

Section 9.03 Intentionally Omitted.

Section 9.04 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)             any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(b)             any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 9.05 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.04 shall be subject to the following limitations:

(a)             Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) and (b) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) and (b) exceeds $300,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 9.02(a) and (b) shall not exceed $1,000,000 (the “Cap”).

(b)             Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) and (b) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) and (b) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) and (b) shall not exceed the Cap.

(c)             Notwithstanding the foregoing, the limitations set forth in Section 9.05(a) and Section 9.05(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.03, Section 4.18, Section 4.19, Section 4.27, and Section 5.01.

(d)             For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty made by Sellers shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.06 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

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(a)             Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.02) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non- defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)             Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)             Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)             Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 9.07 Payments.

(a)             Notwithstanding anything to the contrary herein, all Loss subject to indemnification may be payable, at the Indemnifying Party’s election (but subject to any offset rights granted under the Earn-Out provisions attached hereto as Exhibit B), in the form of a return of Edison Shares (in the event that Sellers are the Indemnifying Party) or grant of additional Edison Nation, Inc. common stock (in the event that Buyer is the Indemnifying Party) in an amount equal to such Loss, with the value of such shares to be equal to the quotient obtained by dividing (a) the adjudicated Loss amount by (b) the volume-weighted average of the per share trading prices of Buyer Common Stock as reported through Bloomberg for the 10 consecutive full trading days ending on the third business day prior to the date of such adjudicated Loss. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication. The parties hereto agree that should an Indemnifying Party not make full satisfaction of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

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Section 9.08 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.09 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be.

Section 9.10 Exclusive Remedies. Subject to Section 11.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.10 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

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ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)             by the mutual written consent of Sellers and Buyer;

(b)             by Buyer by written notice to Sellers if:

(i)              Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii)             any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)             by Sellers by written notice to Buyer if:

(i)              Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii)             any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Closing Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)             by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article X, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)             as set forth in this Article X hereof; and

(b)             that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE VI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to Sellers:	5826 Flambeau Road Rancho Palos Verdes, CA 90275 Facsimile: (949) 417-0217 E-mail: linda.suh@verizon.net; 53coupe@gmail.com Attention: Linda Suh and Jeff Johnson

with a copy to:	MKC Law Group, APC 9070 Irvine Center Dr., Ste. #135 Irvine, CA 92618 Facsimile: (949) 417-0217 E-mail: mchai@mkc-law.com Attention: Min K. Chai, Esq.

If to Buyer:	Edison Nation, Inc. 909 New Brunswick Avenue Phillipsburg, New Jersey 08865 E-mail: cferguson@edisonnation.com Attention: Christopher B. Ferguson, CEO

with a copy to:	Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 Nashville, Tennessee 37219-8966 Facsimile: (615) 244-6804 E-mail: marc.adesso@wallerlaw.com Attention: Marc J. Adesso, Esq.

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Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)             This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law.

(b)             ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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Stock Purchase Agreement - Cloud B, Inc.

(c)             EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c). NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY STATED IN THIS AGREEMENT, INCLUDING SECTIONS VII AND IX, ANY AND ALL CLAIMS THAT MAY BE BROUGHT BY BUYER OR ASSERTED AGAINST SELLERS AND/OR COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT WILL BE BARRED UNLESS A CLAIM OR PROCEEDING IS COMMENCED WITHIN EIGHTEEN (18) MONTHS FROM THE DATE OF CLOSING OR THE DATE ON WHICH BUYER ASSERTING THE CLAIM KNEW OR SHOULD HAVE KNOWN OF THE FACTS GIVING RISE TO THE CLAIMS.

Section 11.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

50

Stock Purchase Agreement - Cloud B, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

STOCKHOLDERS OF CLOUD B, INC.

/s/ John Royan
John Royan (22.580%)

/s/ Linda Suh
Linda Suh (18.024%)

/s/ Nader Hamda
Nader Hamda (15.959%)

/s/ Jeff Johnson
Jeff Johnson (8.543%)

/s/ Leticia Montoya
Leticia Montoya (2.785%)

/s/ Tim Mixon
Tim Mixon (0.451%)

/s/ Rex Ours
Rex Ours (0.676%)

/s/ Dr. Ruth Demonteverde
Dr. Ruth Demonteverde (0.162%)

/s/ Dr. Laura Sergis
Dr. Laura Sergis (0.162%)

/s/ Betsy Delurgio
Betsy Delurgio (0.108%)

/s/ Heather Hamda
Heather Hamda (2.704%)

51

Stock Purchase Agreement - Cloud B, Inc.

ACKNOWLEDGED AND APPROVED AS TO FORM AND CONTENT:

CLOUD B, INC.

By:	/s/ Linda Suh
Name: Linda Suh
Its: CEO

52

Stock Purchase Agreement - Cloud B, Inc.

BUYER:

EDISON NATION, INC.

/s/ Chris Ferguson
By: Chris Ferguson, CEO

53

Stock Purchase Agreement - Cloud B, Inc.

EXHIBIT A

SHARES BEING SOLD

Name	Number of Shares	Percentage of Company
Nader K. Abou-Hamda	17,709	15.959%
Linda Suh	20,000	18.024%
Jeffrey Johnson	9,480	8.543%
John Royan	25,056	22.580%
Tim Mixon	500	0.451%
Rex A. Ours	750	0.676%
Leticia Montoya	3,090	2.785%
Heather Hamda	3,000	2.704%
Laurie Sergis	180	0.162%
Ruth Demonteverde	180	0.162%
Betsy Delurgio	120	0.108%
TOTAL:	80,065	72.15%

Stock Purchase Agreement - Cloud B, Inc.

EXHIBIT B

EARN-OUT AGREEMENT

“Gross Sales” means, with respect to any Calculation Period, the revenue of Cloud B, Inc. (or any of its successors and assigns) during the Earn-out Period on the products (i) currently manufactured and sold on the market (“Existing Products”); (ii) which are derivative works or enhancements of any Existing Products; or (iii) products being developed but not yet manufactured and in conceptual form.

“Calculation Period” means each of (a) the period beginning on January 1, 2019 and ending December 31, 2019; (b) the period beginning on January 1, 2020 through December 31, 2020; and (c) the period beginning on January 1, 2021 through December 31, 2021. “Earn-out Calculation” has the meaning set forth in Section 1.01(b)(i).

“Earn-out Calculation Delivery Date” has the meaning set forth in Section 1.01(b)(i).

“Earn-out Calculation Objection Notice” has the meaning set forth in Section 1.01(b)(ii).

“Earn-out Calculation Statement” has the meaning set forth in Section 1.01(b)(i).

“Earn-out Payment” has the meaning set forth in Section 1.01(a).

“Earn-out Period” means the periods beginning on January 1st and ending December 31st for the years 2019, 2020, 2021.

“Gross Sales Threshold” means, for the purposes of calculating Earn-out Payments, the Gross Sales of Cloud B, Inc. for the year 2018.

“Independent Accountant” has the meaning set forth in Section 1.01(b)(ii).

“Review Period” has the meaning set forth in Section 1.01(b)(ii).

ARTICLE I

EARN-OUT PROVISIONS

These Earn-Out Provisions are set forth pursuant to Section 2.02 of the Stock Purchase Agreement (the “SPA”) between Certain Stockholders of Cloud B, Inc. and Edison Nation, Inc., dated October 24, 2018, which is incorporated herein by reference. Capitalized terms not defined in this Exhibit B shall have the meaning set forth in the SPA.

Stock Purchase Agreement - Cloud B, Inc.

Section 1.01 Earn-out

(a)             Earn-out Payments. As additional consideration for the Shares, Buyer shall pay to Seller with respect to each Calculation Period within the Earn-out Period an amount, if any (each, an “Earn-out Payment”), equal to the product of (i) an amount equal to 8% of Gross Sales reduced by the Gross Sales Threshold, for the Calculation Periods, which shall commence on January 1 and end on December 31 of each applicable year. For example, in the event that Gross Sales are $11,250,000 during any applicable period, the Earn-out Payment shall be $300,000, calculated as follows: $11,250,000 (Gross Sales) less $7,500,000 (Gross Sales Threshold) = $3,750,000 times 8%.

(b)            Procedures Applicable to Determination of the Earn-out Payments.

(i)              Within 60 days after the last day of Calculation Period, (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth its determination of Gross Sales for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii)             Seller shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn- out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Gross Sales and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Gross Sales and the Earn-out Payment for the applicable Calculation Period. If Buyer and Seller are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to an Independent Accountant/an impartial nationally recognized firm of independent certified public accountants, other than Seller’s Accountants or Buyer’s Accountants, appointed by mutual agreement of Buyer and Seller (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of Gross Sales that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Gross Sales differ from Gross Sales as finally determined by the Independent Accountant.

Stock Purchase Agreement - Cloud B, Inc.

(c)             Independence of Earn-out Payments. Buyer’s obligation to pay each of the Earn-out Payments to Seller in accordance with Section 2.01(a) is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn- out Payment to Seller shall not obligate Buyer to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Buyer would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

(d)             Timing of Payment of Earn-out Payments. Subject to Section 2.01(g), provided Seller has not submitted an Earn-out Calculation Objection Notice, any Earn-out Payment that Buyer is required to pay pursuant to Section 2.01(a) hereof shall be paid no later than April 15th of the following year. For example, the 2019 Earn-out Payments, if any, shall be made on April 15, 2020 and the 2020 Earn Out Payment, if any, shall be made on April 15, 2021.

(e)             Post-closing Operation of the Business. Subject to the terms of this Agreement, after the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company.

(f)              Right of Set-off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Agreement, provided Buyer provides written notice to Sellers of its calculations prior to any such withholdings or set off.

(g)             No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Earn-out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer (ii) Seller shall not have any rights as a security holder of Buyer as a result of Seller’s contingent right to receive any Earn-out Payment hereunder, and (iii) no interest is payable with respect to any Earn-out Payment.

[SIGNATURE PAGE FOLLOWS]

Stock Purchase Agreement - Cloud B, Inc.

AGREED AND ACKNOWLEDGED:

EDISON NATION, INC.

/s/ Chris Ferguson
By: Chris Ferguson, CEO